As filed with the Securities and Exchange Commission on October 3, 2014

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Premier, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2477140
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, North Carolina 28277

(704) 357-0222

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey W. Lemkin

General Counsel

Premier, Inc.

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(704) 357-0022

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:
Andrew A. Gerber Vice President, Legal—Corporate & Securities Premier, Inc. 13034 Ballantyne Corporate Place Charlotte, NC 28277 Telephone and Facsimile: (704) 816-5556	David L. Klatsky Amy F. Ferrer McDermott Will & Emery LLP 2049 Century Park East, 38th Floor Los Angeles, CA 90067 Telephone: (310) 277-4110 Facsimile: (310) 277-4730

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offering only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount Being Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	111,866,539	$31.79	$3,556,516,941	$413,268

(1)	This registration statement registers 111,866,539 shares of Class A common stock of Premier, Inc. issuable upon exchange of an equivalent number of Class B common units (together with an equal number of shares of our Class B common stock) of Premier Healthcare Alliance, L.P. This registration statement also relates to an indeterminate number of shares which may be issued with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock reported on the NASDAQ Global Select Market on October 2, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2014

PROSPECTUS

111,866,539 Shares

CLASS A COMMON STOCK

This prospectus relates to the possible resale from time to time by the selling stockholders named in this prospectus of up to 111,866,539 shares of our Class A common stock that may be issued in exchange for Class B common units of limited partnership, or Class B common units, in Premier Healthcare Alliance, L.P., or Premier LP., together with an equal number of shares of our Class B common stock, pursuant to certain contractual rights of the limited partners of Premier LP. Our wholly-owned subsidiary, Premier Services, LLC, is the general partner of Premier LP.

We are registering the shares of our Class A common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our Class A common stock covered by this prospectus does not necessarily mean that any of the holders of Class B common units will request that Premier LP exchange their Class B common units, that upon any such exchange we will elect, in the sole and absolute discretion of the audit and compliance committee of our board of directors, to exchange some or all of the Class B common units tendered for exchange for Class A common stock, or that any shares of our Class A common stock received in exchange for Class B common units will be sold by the selling stockholders. The Class B common units (and corresponding shares of our Class B common stock) that may be exchanged by the selling stockholders were issued as part of our reorganization that was effected on October 1, 2013, in connection with our initial public offering. Commencing on October 31, 2014, and during each year thereafter for a period of seven years, holders of Class B common units will generally have the cumulative right to exchange up to one-seventh of their initial allocation of Class B common units (as well as any additional Class B common units purchased by such holders pursuant to their right of first refusal) for shares of our Class A common stock. This exchange right can be exercised on a quarterly basis.

We are not selling any of our Class A common stock pursuant to this prospectus and we will not receive any proceeds from the resale of shares of Class A common stock from time to time by such holders, but we have agreed to pay certain registration expenses. Selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers. See “Selling Stockholders” and “Plan of Distribution.”

Our Class A common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “PINC.” On October 2, 2014, the last reported sales price of our common stock on NASDAQ was $31.69 per share.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as may be updated by our periodic and current reports, and on page 2 of this prospectus before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. Under this shelf registration statement, selling stockholders may offer and sell the shares of our Class A common stock covered by this prospectus in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered hereby, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In connection with offerings by selling stockholders, we may file one or more prospectus supplements that would contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We and the selling shareholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any such person. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed materially since any of those dates. To the extent there is a conflict or inconsistency between the information contained in this prospectus and any

(i)

prospectus supplement we may authorize to be delivered to you, you should rely on the information in the prospectus supplement, except that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any applicable prospectus supplements we may authorize to be delivered to you, includes all material information relating to this offering.

(ii)

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “Premier,” “our company,” “we,” “us,” and “our” refer to Premier, Inc., a Delaware corporation, and its consolidated subsidiaries, including Premier Healthcare Alliance, L.P., a California limited partnership, which we refer to in this prospectus as Premier LP.

Company Overview

We are a leading healthcare improvement company, uniting an alliance of approximately 3,000 U.S. hospitals and 110,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, we enable better care and outcomes at a lower cost. We believe that we play a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients. We deliver value through a comprehensive technology-enabled platform that offers critical supply chain services, clinical, financial, operational and population health software-as-a-service (SaaS) informatics products, advisory services and performance improvement collaborative programs.

As of September 30, 2014, we were controlled by 177 U.S. hospitals, health systems and other healthcare organizations, which we refer to as our member owners, that represent approximately 1,300 owned, leased and managed acute care facilities and other non-acute care organizations. Our current membership base includes many of the country’s most progressive and forward-thinking healthcare organizations and we continually seek to add new members that are at the forefront of innovation in the healthcare industry. Our Class A common stock is generally held by the public and our Class B common stock is held by the limited partners of Premier LP (also referred to as our member owners).

As a member-owned healthcare alliance, our mission, products and services, and long-term strategy have been developed in partnership with our member hospitals, health systems and other healthcare organizations. We believe that this partnership-driven business model creates a relationship between our members and us that is characterized by aligned incentives and mutually beneficial collaboration. This relationship affords us access to critical proprietary data and encourages member participation in the development and introduction of new Premier products and services. Our interaction with our members provides us with a window into the latest challenges confronting the industry we serve and innovative best practices that we can share broadly within the healthcare industry, including throughout our membership. This model has enabled us to develop size and scale, data and analytics assets, expertise and customer engagement required to accelerate innovation, provide differentiated solutions and facilitate growth.

Corporate Structure and Information

We were incorporated on May 14, 2013 under the laws of the State of Delaware. We own substantially all of our assets and conduct substantially all of our business through Premier LP, our operating partnership. As of September 30, 2014, through our wholly-owned subsidiary, Premier Services, LLC, or Premier GP, we held an approximately 22% controlling general partner interest in Premier LP and our member owners held an approximately 78% limited partner interest in Premier LP.

Our principal executive offices are located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, and our telephone number is (704) 357-0222. Our website is www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

RISK FACTORS

Investing in our securities involves risks. Before investing in our Class A common stock offered pursuant to this prospectus you should consider carefully the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended June 30, 2014 filed with the SEC, as well as the risks, uncertainties and additional information (i) discussed below, (ii) set forth from time to time in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (iii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company and your investment in our Class A common stock. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to our beliefs and expectations regarding future events and trends affecting our business and are necessarily subject to uncertainties, many of which are outside our control. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: competition which could limit our ability to maintain or expand market share within our industry, consolidation in the healthcare industry, potential delays in generating or an inability to generate revenues if the sales cycle takes longer than expected, the terminability of member participation in our group purchasing organization, or GPO, programs with limited or no notice, the impact of our business strategy that involves reducing the prices for products and services in our supply chain services segment, the rate at which the markets for our non-GPO services and products develop, the dependency of our members on payments from third-party payers, our reliance on administrative fees which we receive from GPO suppliers, our ability to maintain third-party provider and strategic alliances or enter into new alliances, our ability to offer new and innovative products and services, the portion of revenues we receive from our largest members, risks and expenses related to future acquisition opportunities and integration of acquisitions, potential litigation, our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users, data loss or corruption due to failures or errors in our systems and service disruptions at our data centers, breaches or failures of our security measures, the consequences of cyber-attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our members or other third parties, our ability to use, disclose, de-identify or license data and to integrate third-party technologies, our reliance on partners and other third parties, our use of “open source” software, changes in industry pricing benchmarks, any increase in the safety risk profiles of prescription drugs or the withdrawal of prescription drugs from the market, our ability to maintain and expand our existing base of drugs in our specialty pharmacy, our dependency on contract manufacturing facilities located in various parts of the world, our ability to attract, hire, integrate and retain key personnel, adequate protection of our intellectual property, any alleged infringement, misappropriation or violation of third-party proprietary rights, potential sales and use tax liability in certain jurisdictions, our future indebtedness and our ability to obtain additional financing, fluctuation of our cash flows, quarterly revenues and results of operations, changes in the political, economic or regulatory healthcare environment, our compliance with federal and state laws governing financial relationships among healthcare providers and the submission of false or fraudulent healthcare claims, interpretation and enforcement of current or future antitrust laws and regulations, potential healthcare reform and new regulatory requirements placed on our software, services and content, compliance with federal and state privacy, security and breach notification laws, product safety concerns and regulation, our holding company structure, different interests among our member owners or between us and our member owners, our ability to effectively deploy the net proceeds from future issuances of our Class A common stock or debt securities, the ability of our member owners to exercise significant control over us, including through the election of all of our directors, our status as a “controlled company” within the meaning of the NASDAQ rules, the terms of agreements between us and our member owners, payments made under the tax receivable agreements to Premier LP’s limited partners, our ability to realize all or a portion of the tax benefits that are expected to result from the acquisition of Class B common units from the limited partners, changes to Premier LP’s allocation methods that may increase a tax-exempt limited partner’s risk that some allocated income is unrelated business taxable income, the dilutive effect of Premier LP’s issuance of additional units or future issuances of our common stock and/or preferred stock, provisions in our certificate of incorporation and bylaws and Premier LP’s limited partnership agreement and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of our company, any determination that we are an investment company, the requirements of being a newly public company, our inexperience and limited operating history as a publicly-traded company, failure to establish and maintain an effective system of internal controls, the impact of reduced disclosure requirements applicable to emerging growth companies, our smaller public float, any downgrade in securities or industry analysts’ recommendations about our business or Class A common stock, the volatility of our Class A common stock price, the number of shares of Class A common stock that will be eligible for sale or exchange in the near future and the dilutive effect of such issuances, our intention not to pay cash dividends on our Class A common stock, possible future issuances of debt securities and the risk factors discussed under the heading “Risk Factors” in this prospectus, any applicable prospectus supplement or any document incorporated herein or therein.

More information on potential factors that could affect our financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our periodic and current filings with the SEC and which are available on our website at http://investors.Premierinc.com/. You should not place undue reliance on any of our forward-looking statements which speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Furthermore, we cannot guarantee future results, events, levels of activity, performance or achievements.

USE OF PROCEEDS

We are filing the registration statement, of which this prospectus forms a part, pursuant to our contractual obligation to the holders of our Class B common units named in the section entitled “Selling Stockholders.” We are not selling any shares of our Class A common stock under this prospectus, and we will not receive any of the proceeds from the resale of shares of our Class A common stock from time to time by such selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of our Class A common stock covered by this prospectus. These may include, without limitation, all registration and filing fees, Financial Industry Regulatory Authority, or FINRA, fees, NASDAQ listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Our authorized capital stock consists of 50,000,000 shares of preferred stock, par value $0.01 per share, 500,000,000 shares of Class A common stock, par value $0.01 per share, and 600,000,000 shares of Class B common stock, par value $0.000001 per share. To date we have issued, and unless our board of directors determines otherwise, we expect to continue to issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends, when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock with respect to the payment of dividends or other distributions.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata, based on the number of shares of Class A common stock held, our remaining assets available for distribution.

The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Class B Common Stock

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our certificate of incorporation or bylaws must be approved by 66 2/3% of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. The holders of our Class B common stock have entered into a Voting Trust Agreement, or the Class B VTA, by which a trustee acts on behalf of such holders for purposes of voting their shares. See “Certain Contractual Arrangements with Selling Stockholders—Voting Trust Agreement.”

Other than dividends payable in shares of our common stock, holders of shares of our Class B common stock are not entitled to receive dividends or to receive a distribution upon our dissolution or liquidation.

The holders of our Class B common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock.

Our Class B common stock is not listed on any exchange and, except in connection with any permitted sale or transfer of Class B common units of Premier LP, cannot be sold or transferred. See “Certain Contractual Agreements with Selling Stockholders—Amended and Restated Limited Partnership Agreement of Premier LP.”

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any such series thereof, including the liquidation preferences, dividend rights and voting rights. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ, which will apply so long as the shares of Class A common stock remain listed on the NASDAQ, require stockholder approval of certain issuances of Class A common stock (including any securities convertible into Class A common stock) equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated or associated with the corporation and beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such entity or person is an interest stockholder. Section 203 defines “business combination” to include: (i) any merger or consolidation involving the corporation or a majority-owned subsidiary of the corporation and the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation or a majority-owned subsidiary of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

A Delaware corporation may opt out of Section 203 either by an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. We have not opted out, and do not currently intend to opt out, of this provision. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance of such acquisition with our board of directors because the stockholder approval requirement referenced above would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions could prohibit or delay mergers or other takeover or change of control attempts and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Anti-takeover Effects of Our Organizational Documents

Certain provisions of our certificate of incorporation and our bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares of Class A common stock. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect us against an unsolicited proposal for a takeover of us that might affect the long-term value of our Class A common stock or that may not be otherwise in the best interests of our stockholders. For example, our certificate of incorporation and our bylaws:

•	divide our board of directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change in control,

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive,

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates,

•	do not permit stockholders to take action by written consent other than during the period following our initial public offering in which we qualify as a “controlled company” within the meaning of NASDAQ rules,

•	provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chair of our board or the chief executive officer,

•	require advance notice be given by stockholders for any stockholder proposals or director nominations,

•	require a super-majority vote of the stockholders to amend our certificate of incorporation, and

•	allow our board of directors to make, alter or repeal our bylaws but only allow stockholders to amend our bylaws upon the approval of 66 2⁄3% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is Wells Fargo Bank, National Association.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market, under the symbol “PINC.”

CERTAIN CONTRACTUAL ARRANGEMENTS WITH SELLING STOCKHOLDERS

In connection with our initial public offering and related reorganization, we entered into several agreements to define and regulate the governance and control relationships among us, Premier LP and the member owners. The following provides a summary of the material provisions of the agreements discussed. However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements which are filed as exhibits to the registration statement of which this prospectus forms a part. You should carefully read each agreement discussed.

Amended and Restated Limited Partnership Agreement of Premier LP

General Partner and Daily Operations. Under the Amended and Restated Limited Partnership Agreement of Premier LP, entered into as of September 25, 2013 and effective as of October 1, 2013, or the LP Agreement, Premier GP, of which we are the sole member, is the general partner of Premier LP. As the general partner of Premier LP, Premier GP is generally able to control the day-to-day business affairs and decision-making of Premier LP without the approval of any other partner, subject to certain limited partner approval rights described below. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Premier LP.

Member Owner Approval Rights. Notwithstanding the grant of authority to Premier GP described above, the prior written consent of a majority in interest of each class of ownership interests held by the limited partners of Premier LP is required to approve any merger of Premier LP. In addition, so long as the member owners in the aggregate continue to own 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering on October 1, 2013, the approval of a majority in interest of the member owners is required to approve the following actions of Premier LP:

•	amending any provision of the LP Agreement, other than to reflect changes in ownership permitted under other provisions, and

•	dissolving, liquidating or winding up of the partnership.

Compensation. Premier GP does not receive compensation for its services as general partner.

Classes of Units. Premier LP has two classes of units. The Class A common units are held by Premier GP. Any Class B common units we acquire will automatically convert to Class A common units when contributed to Premier GP. The Class B common units are held by the member owners and any new limited partners admitted to Premier LP. The Class A common units and the Class B common units, as a class, have equal rights to allocation of net income and net losses and to cash distributions, in proportion to units held. Net income and net losses, as well as cash distributions, are allocated to individual Class B common unit holders as described below. It is intended that the number of issued and outstanding Class A common units and the Class B common units will at all times exactly match the number of issued and outstanding shares of Class A common stock and Class B common stock, respectively. Premier GP may issue additional Class A common units and Class B common units or establish and issue other classes of units, other ownership interests in Premier LP or other Premier LP securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be senior to or otherwise different from any then-existing or future securities, as Premier GP may determine from time to time in its sole discretion, without the vote or consent of any limited partner or any other person.

Repurchases of Class B Common Units. In the event that a limited partner of Premier LP holding Class B common units not yet eligible to be exchanged for shares of our Class A common stock pursuant to the terms of the Exchange Agreement (discussed below) (i) ceases to participate in our GPO programs; (ii) ceases to be a limited partner of Premier LP (except as a result of a permitted transfer of its Class B common units); (iii) ceases to be a party to a GPO participation agreement (subject to certain limited exceptions); or (iv) becomes a related entity of, or affiliated with, a competing business of Premier LP, in each case, Premier LP will have the option to redeem all of such limited partner’s Class B common units not yet eligible to be exchanged at a purchase price set forth in the LP Agreement. The Class B common unit redemption amount will be paid, at the sole discretion of Premier GP, by delivering (i) a five-year, unsecured, non-interest bearing term promissory note in favor of such limited partner, (ii) a cashier’s check or wire transfer of immediately available funds in an amount equal to the present value of the Class B common unit redemption amount otherwise payable upon the maturity of the promissory note described in clause (i) above, or (iii) payment on such other terms mutually agreed upon by Premier GP and such limited partner. In addition, if one of the terminating events described above occurs, the limited partner will be required to exchange all Class B common units eligible to be exchanged on the next exchange date following the date of the applicable termination event. See “— Exchange Agreement” below.

Distributions and Allocations of Net Profit and Net Loss. Premier LP taxable income consists primarily of Premier LP’s group purchasing income and any dividends that Premier LP receives from its corporate subsidiaries. This taxable income is allocated on a quarterly basis among Premier GP and the holders of Class B common units in the aggregate in proportion to the number of units held. Subject to any applicable restrictions under applicable law or under the terms of its financing agreements, Premier LP will make quarterly cash distributions in the aggregate equal to Premier LP’s total taxable income for such fiscal quarter multiplied by our effective corporate income tax rate. Premier GP has discretion to cause Premier LP to make additional cash distributions. The portion of Premier LP’s taxable income for the fiscal quarter that is allocated to the holders of Class B common units in the aggregate is allocated among such holders in two tranches, Tranche A and Tranche B.

Tranche A consists of the cash distributions made to holders of Class B common units in the aggregate (other than any discretionary cash distributions designated by Premier GP as Tranche B funds) and is tentatively divided among such holders in proportion to the relative participation during the quarter of each such holder (and such holder’s member facilities, as applicable) with all Premier business units for which separate revenue is calculated by Premier LP in the ordinary course, computed as if no Class B common units had been exchanged by any such holder under the Exchange Agreement since our initial public offering. We refer to such allocation as the “Tentative Tranche A Allocation.” In order to align Tranche A income allocations attributable to Premier LP’s GPO business unit with the activity that generates such income, Tranche A income derived from relative participation with Premier LP’s GPO business unit is allocated separately from Tranche A income derived from relative participation with Premier LP’s other business units. Relative participation is measured by attribution of gross revenues of each business unit, weighted by relative revenue factors for each business unit that are determined prospectively by Premier GP and communicated to the holders of Class B common units on or before the beginning of each fiscal year. The Tentative Tranche A Allocation to each holder of Class B common units is then increased or decreased, as applicable, by an amount equal to Tranche A divided by the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering multiplied by such holder’s cumulative net acquisitions from other holders or dispositions of Class B common units since the completion of our initial public offering. This adjusted allocation, or the “Adjusted Tranche A Allocation,” is paid to each holder of Class B common units in cash within 60 days after the end of each quarter.

Tranche B consists of all of the remaining net profit or net loss allocated to the holders of Class B common units in the aggregate for the fiscal quarter and is allocated among such holders in proportion to units held (subject to any offset as described in the paragraph immediately below). It is not anticipated that any of the Tranche B allocation will be distributed, unless Premier GP designates a portion of any discretionary distributions as Tranche B funds in which event each holder of Class B common units will be paid its proportionate share of such discretionary distribution in cash, based on units held. Any Tranche B net profit or net loss not distributed is instead retained by Premier LP for working capital purposes and to fund future expansion.

In the event that any holder of Class B common units has a reduction in its Tentative Tranche A Allocation for any quarter that exceeds the amount of such Tentative Tranche A Allocation, such excess being referred to as an “Excess Downward Adjustment,” then (i) such holder’s Adjusted Tranche A Allocation for such quarter will be equal to zero, (ii) Premier LP will provide additional cash as necessary to pay all Adjusted Tranche A Allocations for such quarter in full, (iii) such holder’s Tranche B allocation will be reduced by the amount of the Excess Downward Adjustment, and (iv) such holder will be required to make a capital contribution to Premier LP of an amount equal to such Excess Downward Adjustment (and Premier GP can offset such required capital contribution against revenue share otherwise due to such holder under the GPO participation agreement, until paid in full).

Transfer Restrictions. Premier GP may transfer its Class A common units without the consent of the limited partners. The LP Agreement generally prohibits transfers of Class B common units by the limited partners, except with consent of Premier GP or pursuant to the Exchange Agreement. Under no circumstances may any Class B common units be transferred to a business that competes with Premier LP anywhere in the United States.

Additional Partners. Except for a transferee that receives units from Premier GP or pursuant to the Exchange Agreement, a new limited partner may be admitted only upon the approval of Premier GP in its sole discretion. Admission of a new limited partner is conditioned upon the execution of a joinder to the LP Agreement. Each new limited partner will be required to enter into the Exchange Agreement, the Class B VTA (described below) and certain other agreements as provided in the LP Agreement, in each case on the same terms and conditions as the member owners (except that any Class B common units acquired by such newly admitted Premier LP limited partners will not be subject to the seven-year vesting schedule set forth in the LP Agreement and the Exchange Agreement, whereby each limited partner may exchange a maximum of one-seventh of its initial allocation of Class B common units (as well as any additional Class B common units purchased by such limited partner pursuant to the right of first refusal under the Exchange Agreement) each year, commencing on October 31, 2014 (which right shall be cumulative)). Any newly admitted Premier LP limited partner will also enter into a GPO participation agreement with Premier LP and make a capital contribution to Premier LP in an amount equal to 1% of the new limited partner’s projected annual purchasing volume under its GPO participation agreement, which projection shall be determined by Premier GP in its sole discretion.

Dissolution. The LP Agreement provides that Premier GP may decide to dissolve Premier LP, subject to approval by the partners holding two-thirds of the units, provided, if the member owners in the aggregate continue to own at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering, the consent of member owners holding a majority of the units held by such member owners shall also be required. In addition to a voluntary dissolution, Premier LP will be dissolved upon the entry of a decree of judicial dissolution in accordance with California law or upon the disposition of all its assets.

Confidentiality. Each partner agrees to maintain as confidential all non-public information pursuant to the LP Agreement or otherwise regarding Premier LP and its business, except with the consent of Premier GP or as required by law or judicial process. Limited disclosure may be made to agents, representatives or employees on a confidential basis or as necessary to enforce rights under the LP Agreement.

Amendment. All amendments to the LP Agreement must be approved by Premier GP. Such amendments must also be approved by a majority in interest of the units held by the limited partners if the amendment would reduce the limited partners’ interests or allocation of economic benefits or would increase the limited partners’ obligations to make capital contributions or with respect to other liabilities, unless all partners are treated ratably and the amendment is made to reflect the issuance of additional units or acceptance of a new limited partner. For so long as the member owners hold at least 20% of the total number of Class B common units beneficially owned by the member owners immediately following the consummation of our initial public offering, all amendments must also be approved by a majority in interest of the member owners unless the amendment treats all partners ratably and is made to reflect the issuance of Class B common units or acceptance of a new limited partner.

Set-off. The LP Agreement provides Premier GP with a right to set-off amounts owed by a limited partner to Premier LP or its related entities against amounts otherwise payable by Premier LP to such limited partner. Any remaining balance due remains the obligation of such limited partner and must be paid to Premier LP or the related entity when any of the limited partner’s Class B common units are redeemed, exchanged or sold.

Indemnification. The LP Agreement provides for indemnification by Premier LP to each partner and its officers, directors, partners, members, shareholders and employees, as well as the employees and officers of Premier LP, for losses incurred by reason of any act performed or omitted to be performed by such person on behalf of Premier LP or by reason of the fact that such person is or was serving at the request of Premier LP as an officer, director, partner, trustee, employee, representative or agent of another entity. In addition, the LP Agreement provides that in the event that we enter into an indemnification agreement with any of our directors, officers, employees or agents or persons who serve, at our request, as the directors, officers, employees or agents of any Affiliate (as defined in the indemnification agreement), then Premier LP agrees to reimburse us for all expenses we incur under such agreements.

Governing Law. Premier LP is a California limited partnership and the LP Agreement is governed by California Law, including the California Revised Uniform Limited Partnership Act, or the CRULPA. This summary of the LP Agreement is also subject to, and qualified in its entirety by reference to the CRULPA.

Voting Trust Agreement

Pursuant to the Class B VTA, entered into as of October 1, 2013 by and among us, Premier LP (f/k/a Premier Purchasing Partners, L.P.), the holders of our Class B common stock and Wells Fargo Delaware Trust Company, N.A., as Trustee, all of our outstanding shares of Class B common stock are held in a voting trust. Under the Class B VTA, the Trustee acts on behalf of the holders of Class B common stock for purposes of voting their shares. As a result of the Class B VTA, the holders of Class B common stock retain beneficial ownership of their Class B common stock, while the Trustee is the legal owner of such equity. Pursuant to the Class B VTA, the Trustee is required to vote all of the shares of Class B common stock as a block in the manner determined by the plurality of the votes received by the Trustee from the holders of Class B common stock for the election of directors to serve on our board of directors, and by a majority of the votes received by the Trustee from the holders of the Class B common stock for all other matters.

Exchange Agreement

Under the Exchange Agreement, entered into as of September 25, 2013 and effective as of October 1, 2013 by and among us, Premier LP (f/k/a Premier Purchasing Partners, L.P.) and its limited partners, commencing on October 31, 2014, and during each year thereafter, each member owner will have the cumulative right to exchange up to one-seventh of its initial allocation of Class B common units, as well as any additional Class B common units purchased by such member owner pursuant to the right of first refusal discussed below, for shares of our Class A common stock (on a one-for-one basis subject to customary adjustments for subdivisions or combinations by split, reverse split, distribution, reclassification, recapitalization or otherwise), cash or a combination of both, the form of consideration to be at the discretion of the audit and compliance committee of our board of directors. This exchange right can be exercised on a quarterly basis (subject to certain restrictions) and is subject to rights of first refusal in favor of the other holders of Class B common units and Premier LP. For each Class B common unit that is exchanged pursuant to the Exchange Agreement, the member owner will also surrender one corresponding share of Class B common stock, which will automatically be retired. Cash payments will be based on the fair market value of our Class A common stock, which will be determined (so long as our Class A common stock is traded on a national securities exchange) by the average of the closing price of our Class A common stock during the 20 trading days ending three days prior to the deadline for member owners to notify us of their intent to exchange Class B common units. In making this determination, the audit and compliance committee may take into account such factors as it may deem relevant, which may include our cash resources, the number of Class B common units being exchanged and the desirability of using any of such cash to acquire additional units in Premier LP in lieu of issuing additional shares of Class A common stock.

The time periods for the various notices and actions under the Exchange Agreement vary depending on whether or not we are conducting a company-directed underwritten public offering. During quarters in which we conduct a company-directed underwritten public offering, time-periods for notices and actions are advanced so that we are in a position to consummate the company-directed underwritten public offering on or about the time of the quarterly exchange.

Prior to an exchange for shares of our Class A common stock (or cash or a combination of both), the other member owners who have not requested such an exchange and Premier LP will have rights of first refusal to purchase the Class B common units that a member owner elects to exchange. Upon receipt of notice that a member owner has elected to exchange Class B common units, the other member owners have the right to purchase a pro rata share of the Class B common units offered for exchange at a price equal to the sum of the fair market value of such units plus the present value, based on certain assumptions set forth in the tax receivable agreement, of the estimated payments under the tax receivable agreement, had such selling member owner sold the relevant Class B common units to us instead. In the event that not all of the other member owners elect to purchase their full pro rata share of the Class B common units, then the member owners who have elected to purchase their pro rata share will have the right to purchase the remaining unsubscribed Class B common units. In the event the member owners do not elect to purchase all of the Class B common units subject to exchange, Premier LP will then have the right to purchase all or a portion of the remaining Class B common units. The member owners and Premier LP will have the opportunity to purchase Class B common units at the same price under the right of first refusal provisions of the Exchange Agreement. Class B common units that are not purchased by other member owners or Premier LP under the right of first refusal provisions of the Exchange Agreement will be exchanged for our Class A common stock, cash or a combination of both (as described above) at the designated quarterly exchange date subject to an exchanging member owner’s right to retract its exchange notice prior to such exchange.

As the member owners exchange their Class B common units, unless other member owners purchase the Class B common units pursuant to their right of first refusal, our ownership interest in Premier LP will be correspondingly increased. Future limited partners admitted to Premier LP receive the benefit of the Exchange Agreement and will not be subject to the seven-year vesting schedule beginning at the time of their admission.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, entered into as of September 25, 2013 and effective October 1, 2013 among us and the limited partners of Premier LP, we must use all reasonable efforts to cause a resale shelf registration statement to become effective for resales of Class A common stock that may be issued to the member owners in exchange for their Class B common units pursuant to the Exchange Agreement. Subject to certain exceptions, we will use reasonable efforts to keep the resale shelf registration statement effective for seven years. In addition, following each of the October 31, 2014, 2015 and 2016 quarterly exchange dates under the Exchange Agreement, we will undertake to conduct an annual company-directed underwritten public offering to allow the member owners to resell the Class A common stock they may receive in exchange for their Class B common units pursuant to the Exchange Agreement. Thereafter, we may elect, but are not required, to conduct a company-directed underwritten public offering in any subsequent year. During the company-directed underwritten public offering periods, the member owners will be restricted from selling any shares of Class A common stock outside of the company-directed underwritten public offering. In connection with an underwritten public offering, we will be subject to similar restrictions on the sale of shares of Class A common stock for a period of 60 days beginning with the effectiveness of the registration statement relating to such underwritten public offering.

We will not be required to undertake a company-directed underwritten public offering in any particular year unless the number of shares of Class A common stock requested by the member owners to participate in the applicable company-directed underwritten public offering constitutes the equivalent of at least 3.5% of the aggregate number of Premier LP units outstanding. If the offering participation minimum is not been met, we may either proceed with the company-directed underwritten public offering (such decision being in our sole discretion) or notify the member owners that we will abandon the offering.

The Registration Rights Agreement also grants the member owners certain customary “piggyback” registration rights with respect to other registrations of Class A common stock. Other than the rights described above, the member owners are not entitled to any demand registration rights.

Under the Registration Rights Agreement, we will have a right to delay a registered offering if we have pending or in process a material transaction or a material development which we have a bona fide business purpose in keeping confidential and the filing of a registration statement or continued sales under a shelf registration statement would require disclosure (or premature disclosure) of such material transaction or material development. In the case of a company-directed underwritten public offering, we can postpone the company-directed underwritten public offering until the next quarterly exchange date under the Exchange Agreement and, in the case of a shelf registration statement, sales under such shelf registration statement shall be suspended for up to 90 days. We may only exercise the right to suspend sales under a shelf registration statement for 90 days once in any period of 365 consecutive days. In addition, under the Registration Rights Agreement, member owners proposing to sell 50% or more of the total number of shares of Class A Common Stock proposed to be sold in the company-directed underwritten offering may elect to delay such company-directed offering due to unfavorable market conditions.

We will pay all registration expenses other than brokerage commissions or transfer taxes or, if applicable, underwriting commissions and discounts. The registration rights agreement includes customary indemnification provisions, including indemnification of the member owners and their directors, officers and employees by us for any and all losses, claims, damages or liabilities, actions or proceedings in respect thereof and expenses to which the member owners may become subject under the Securities Act, state law or otherwise.

New limited partners will become a party to, and receive the benefit of, the Registration Rights Agreement.

SELLING STOCKHOLDERS

The selling stockholders named below may offer from time to time in the future up to an aggregate of 111,866,539 shares of our Class A common stock. As of the date of this prospectus, the selling stockholders collectively hold 111,866,539 Class B common units of Premier LP. Pursuant to the terms of the LP Agreement and the Exchange Agreement, each Class B common unit of Premier LP held by the selling stockholders is exchangeable for one share of our Class A common stock, cash or a combination of both, subject to certain exchange timing and volume limitations. See “Certain Contractual Arrangements with Selling Stockholders” for additional information.

The following table sets forth the selling stockholders’ beneficial ownership of our Class A common stock as of the date of this prospectus. Each selling stockholder has the cumulative right to exchange a maximum of one-seventh of its initial allocation of Class B common units (as well as any additional Class B common units purchased by such selling stockholder pursuant to the right of first refusal under the Exchange Agreement) each year, commencing on October 31, 2014. The number and percentage of shares beneficially owned after this offering for each selling stockholder assumes the exchange by the selling stockholders of all Class B common units owned by them for the equivalent number of our shares of Class A common stock and sale of all such shares offered by the selling stockholders and that each selling stockholder does not acquire any additional shares or units. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The selling stockholders are not required to exchange their Class B common units for shares of our Class A common stock, nor are we required to issue shares of Class A common stock to any selling stockholder who elects to exchange Class B common units. Instead, we may satisfy the Class B common unit exchanges by paying cash or through a combination of cash and Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Class B common units or shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby assumes the selling stockholders exchange all of their Class B common units held on the date on which they provided the information set forth in the table below and we elect to satisfy all exchange requests by issuing only shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of Class B common units upon an exchange, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the selling stockholders will ultimately offer pursuant to this prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this prospectus relates. The following table does not take into effect any restrictions on ownership or transfer as described in “Description of Capital Stock.”

Information about additional selling stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our Class A common stock offered by this prospectus:

Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
Adventist Health System Sunbelt Healthcare Corporation	0	3,866,582	0	*
Albert Einstein Healthcare Network	74,749	523,241	0	*
Aurora Health Care, Inc. (2)	219,304	1,535,129	0	*
Baptist Health South Florida, Inc.	0	962,792	0	*
Baptist Healthcare System, Inc.	0	1,199,448	0	*
BayCare Health System, Inc.	91,919	643,432	0	*
Baystate Health, Inc.	0	763,198	0	*
Billings Clinic	0	240,260	0	*
Camden-Clark Memorial Hospital Corporation	20,769	145,386	0	*
Carilion Clinic	78,019	546,134	0	*
CDH-Delnor Health System	68,426	478,985	0	*
Chesapeake Regional Medical Center	0	203,172	0	*
Commonwealth Health Corporation, Inc.	0	246,736	0	*
Community United Methodist Hospital, Inc.	0	82,362	0	*
Cumberland Medical Center, Inc.	8,249	57,745	0	*
Dignity Health (3)	0	3,702,592	0	*
Doctors Community Hospital	20,769	145,385	0	*
Edward-Elmhurst Healthcare	0	316,512	0	*
El Camino Hospital (3)	0	228,415	0	*
Ephraim McDowell Health	0	109,723	0	*
Firelands Regional Medical Center	0	114,395	0	*
FirstHealth of the Carolinas, Inc.	38,910	272,370	0	*
Fresno Community Hospital and Medical Center	0	485,087	0	*
Geisinger System Services (2)	0	956,233	0	*
General Health System	0	246,894	0	*
GNYHA Purchasing Alliance, LLC	1,264,600	13,448,603	0	*
Group Health Cooperative	60,287	422,006	0	*
H. Lee Moffitt Cancer Center & Research Institute, Inc.	0	360,895	0	*
Halifax Regional Medical Center, Inc.	9,173	64,208	0	*
Harris County Hospital District Foundation	0	498,656	0	*
Health Enterprises Cooperative	0	1,033,259	0	*
Healthcomp Inc.	170,000	1,975,705	0	*
Heartland Regional Medical Center d/b/a Heartland Health	55,846	390,920	0	*
Henderson County Hospital Corporation d/b/a Margaret R. Pardee Memorial Hospital	16,116	112,812	0	*

Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
Henry Ford Health System	167,317	1,171,218	0	*
Herbert J. Thomas Memorial Hospital Association	26,064	182,448	0	*
Hospital Shared Services Association	82,037	574,262	0	*
Indian River Memorial Hospital, Inc.	13,925	97,472	0	*
Iredell Memorial Hospital, Inc.	0	124,217	0	*
Jefferson Hospital Association, Inc.	0	165,252	0	*
Johnston Memorial Hospital, Inc.	18,371	128,598	0	*
Laughlin Memorial Hospital, Inc.	7,596	53,169	0	*
Lenoir Health Services, Inc.	11,718	82,027	0	*
Loma Linda University Medical Center	82,249	575,746	0	*
Marshfield Clinic, Inc.	3,936	223,599	0	*
Memorial Health University Medical Center, Inc.	39,202	274,413	0	*
Mercy Health Services, Inc.	33,438	234,065	0	*
Meritus Medical Center, Inc.	0	254,863	0	*
Methodist Medical Center of Illinois	0	378,558	0	*
Mission Health System, Inc.	88,246	617,725	0	*
Mississippi Baptist Health Systems, Inc.	36,999	419,103	0	*
Mountain States Health Alliance (2)	76,890	538,228	0	*
Murray-Calloway County Public Hospital Corporation	0	92,496	0	*
Northwest Hospital, Inc.	16,081	112,570	0	*
Park Nicollet Health Services	0	492,948	0	*
Peninsula Regional Medical Center	48,207	337,447	0	*
Prairie Health Ventures LLC	93,497	654,476	0	*
Randolph Hospital, Inc.	0	90,893	0	*
Saint Elizabeth Medical Center, Inc.	52,346	366,421	0	*
Saint Francis Hospital and Medical Center	0	465,787	0	*
Saint Mary’s Hospital, Inc.	0	101,073	0	*
Seagate Alliance LLC	85,567	1,197,950	0	*
Sinai Hospital of Baltimore, Inc.	65,578	459,049	0	*
Smyth County Community Hospital	8,015	56,104	0	*
Southcoast Health System	17,840	124,877	0	*
Southwest General Health Center	11,509	157,996	0	*
St. Anthony’s Medical Center	35,519	248,634	0	*
St. Francis Hospital, Inc.	26,062	182,436	0	*
St. Joseph’s/Candler Health System, Inc.	0	277,467	0	*
St. Luke’s Hospital of Bethlehem, Pennsylvania	0	617,358	0	*
T. J. Samson Community Hospital	18,463	129,238	0	*
TJUH System	67,522	802,529	0	*
Tanner Medical Center, Inc.	26,184	183,287	0	*
The Carle Foundation	54,628	382,396	0	*

Name of Selling Stockholder	Total Number of Shares of Class A Common Stock Beneficially Owned Prior to this Offering (1)	Maximum Number of Shares of Class A Common Stock Being Offered	Total Number of Shares of Class A Common Stock Beneficially Owned After this Offering
			Number	%
The Charlotte-Mecklenburg Hospital Authority d/b/a Carolinas HealthCare System	254,063	1,778,443	0	*
The Johns Hopkins Health System Corporation	0	1,444,245	0	*
The University of Texas Medical Branch	0	221,743	0	*
The University of Texas Southwestern Medical Center	0	334,752	0	*
Tufts Medical Center, Inc.	28,909	202,362	0	*
UHS of Delaware, Inc.	372,113	2,604,793	0	*
Union Hospital of Cecil County, Inc.	0	101,396	0	*
University Health System, Inc.	35,760	250,317	0	*
Vantage Health Group	0	86,658	0	*
Vantage Purchasing Partners, LLC	0	458,814	0	*
Watauga Medical Center, Inc.	13,936	97,553	0	*
Weirton Medical Center, Inc.	11,999	83,992	0	*
West Virginia United Health System, Inc. (2)	87,037	609,260	0	*
White River Health System, Inc. d/b/a White River Medical Center	0	202,516	0	*
Winter Haven Hospital, Inc.	18,878	132,145	0	*
Yankee Alliance, Inc.	31,530	220,712	0	*
Yankee Alliance, LLC	159,616	1,163,463	0	*
Yankee Alliance Supply Chain Solutions, LLC	89,286	2,752,849	0	*
Subtotal	4,615,269	62,753,680	0	*
Other Selling Stockholders (4)	69,998	49,112,859	0	*
Total	4,685,267	111,866,539	0	*

*	Represents less than 1.0%.
(1)	Beneficial ownership prior to this offering is reflected as 0 for selling stockholders electing not to exchange their one-seventh portion of Class B common units of Premier LP eligible for exchange on the October 31, 2014 quarterly exchange date under the Exchange Agreement.
(2)	An executive officer of the selling stockholder previously served as member of the Board of Directors of Premier or one of our predecessors or affiliates.
(3)	An executive officer of the selling stockholder currently serves as a member of our Board of Directors.
(4)	We have not identified the selling stockholders of these shares at this time. We anticipate that all of the Class A common shares held by these selling stockholders will be received in exchange for their Class B common units over the next seven years. We intend to file a prospectus supplement, post-effective amendment, or current report on Form 8-K, as may be permitted, to identify these selling stockholders before they may offer or sell their securities, as and when required.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale, from time to time, by the selling stockholders of some or all of those 111,866,539 shares of Class A common stock which may be issued in exchange for Class B common units. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “PINC.” We are registering the shares of our Class A common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of the shares of our Class A common stock to the selling stockholders in exchange for their Class B common units or from the sale of any Class A common shares by the selling stockholders. All costs, expenses and fees in connection with the registration of the shares of Class A common stock offered hereby will be borne by us. Brokerage commissions, underwriting discounts or commissions, and similar selling expenses, if any, attributable to the sale of shares of Class A common stock offered hereby will be borne by the selling stockholders.

The selling stockholders may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our Class A common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent.

The Class A common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale. The selling stockholders may dispose of the Class A common shares or interests therein by a variety of methods, including the following:

•	on any national securities exchange or quotation service on which our Class A common stock may be listed at the time of sale, including the NASDAQ;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through underwriters, broker-dealers, agents, in privately negotiated transactions, or any combination of these methods;

•	through short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•	by any other method permitted pursuant to applicable law.

These transactions may include block transactions (in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction) or crosses (in which the same broker-dealer acts as agent on both sides of the trade). Other than Rule 10b5-1 plans that may be adopted from time to time by one or more selling stockholders, the selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of Class A common stock by the selling stockholders. To our knowledge, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

Selling stockholders also may resell all or a portion of the shares of Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, provided the requirements of such rule are met, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling stockholders and any brokers-dealers, agents or underwriters that participate with the selling stockholders in the distribution of our Class A common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer may not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of our Class A common stock through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of Class A common stock involved, (iii) the price at which such shares of Class A common stock were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

The selling stockholders and any other person participating in the sale of the shares of our Class A common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our Class A common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of our Class A common stock to engage in market-making activities with respect to the particular shares of our Class A common stock being distributed. This may affect the marketability of the shares of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

The selling stockholders and any broker-dealers or agents that are involved in selling shares of our Class A common stock in this offering may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In the Registration Rights Agreement, we have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to pay substantially all of the expenses incidental to the registration of the shares of our Class A common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our Class A common stock. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of shares of our Class A common stock against certain liabilities, including liabilities arising under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. Our SEC filing number is 001-36092. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of our SEC filings by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call l-800-SEC-0330 for further information on the operations at the public reference room.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement of which this prospectus forms a part, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, DC upon payment of any fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents or portions thereof listed below have been filed by us under the Exchange Act with the SEC and are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended June 30, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2014 from our Definitive Proxy Statement on Schedule 14A;

•	our Current Reports on Form 8-K filed with the SEC on August 5 (solely with respect to Item 1.01 and Exhibit 2.1 of Item 9.01 thereof) and August 28, 2014 (solely with respect to Item 8.01 thereof); and

•	the description of our Class A common stock in our registration statement on Form 8-A filed with the SEC on September 25, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any securities covered by this prospectus and the accompanying prospectus supplement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed documents.

This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

Copies of all documents which are incorporated by reference in this prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus is delivered, upon written or oral request. Requests should be directed to our Corporate Secretary,

13034 Ballantyne Corporate Place, Charlotte, NC 28277, telephone number: (704) 357-0022. You also may obtain copies of these filings, at no cost, by accessing our website at www.premierinc.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be been passed upon for us by McDermott Will & Emery LLP.

EXPERTS

The consolidated financial statements of Premier, Inc., appearing in Premier, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2014, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which will be paid by the registrant.

SEC registration fee	$413,268
Legal fees and expenses (including Blue Sky fees)	250,000
Accounting fees and expenses	90,000
Printing fees	5,500
Miscellaneous	10,000

Total	$768,768

All amounts in the table above, except the SEC registration fee, are estimated. These amounts do not include expenses of preparing and printing any accompanying prospectus supplements, listing fees, trustee fees and expenses, transfer agent fees and other expenses related to offerings of the securities from time to time. Estimated fees and expenses associated with future offerings will be provided in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our certificate of incorporation also provides that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any threatened, pending or completed action or proceeding, and permits us to secure insurance on behalf of any officer or director for any liability against such person regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of the certificate of incorporation or otherwise.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification of expenses and liabilities incurred by the indemnified individual in connection with a proceeding related to his or her service to us as a director, executive officer, employee or other agent (including, among other things, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and settlement amounts).

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to us with respect to indemnification payments that we may make to such directors and officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we acknowledge that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on October 3, 2014.

PREMIER, INC.

By:	/s/ SUSAN D. DEVORE
Name: Susan D. DeVore
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned executive officers and directors of Premier, Inc. hereby severally constitute and appoint each of Susan D. DeVore, Craig S. McKasson and Jeffrey W. Lemkin as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 413 or 462 under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SUSAN D. DEVORE	President, Chief Executive Officer and Director (principal executive officer)	October 3, 2014
Susan D. DeVore

/s/ CRAIG S. MCKASSON	Chief Financial Officer and Senior Vice President (principal financial and accounting officer)	October 3, 2014
Craig S. McKasson

/s/ STEPHEN R. D’ARCY	Director	October 3, 2014
Stephen R. D’Arcy

/s/ LLOYD H. DEAN	Director	October 3, 2014
Lloyd H. Dean

/s/ PETER S. FINE	Director	October 3, 2014
Peter S. Fine

/s/ CHARLES E. HART, MD	Director	October 3, 2014
Charles E. Hart, MD

/s/ PHILIP A. INCARNATI	Director	October 3, 2014
Philip A. Incarnati

Signature	Title	Date

/s/ ROBERT ISSAI	Director	October 3, 2014
Robert Issai

/s/ WILLIAM E. MAYER	Director	October 3, 2014
William E. Mayer

/s/ KEITH B. PITTS	Director	October 3, 2014
Keith B. Pitts

/s/ TOMI S. RYBA	Director	October 3, 2014
Tomi S. Ryba

/s/ TERRY SHAW	Director	October 3, 2014
Terry Shaw

/s/ RICHARD J. STATUTO	Director	October 3, 2014
Richard J. Statuto

/s/ SUSAN S. WANG	Director	October 3, 2014
Susan S. Wang

/s/ ELLEN C. WOLF	Director	October 3, 2014
Ellen C. Wolf

/s/ ALAN R. YORDY	Director	October 3, 2014
Alan R. Yordy

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement**

3.1	Certificate of Incorporation of Premier, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Premier, Inc. filed on August 26, 2013—Commission File No. 333-190828.)

3.2	Bylaws of Premier, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of Premier, Inc. filed on August 26, 2013—Commission File No. 333-190828.)

4.1	Form of Class A common stock certificate. (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 of Premier, Inc. filed on September 16, 2013—Commission File No. 333-190828.)

5.1	Opinion of McDermott Will & Emery LLP re: legality*

9.1	Voting Trust Agreement Relating to Shares of Class B common stock of Premier, Inc. entered into as of October 1, 2013 by and among Premier, Inc., Premier Purchasing Partners, L.P., the holders of Class B common stock of Premier, Inc. and Wells Fargo Delaware Trust Company, N.A. (Incorporated by reference to Exhibit 9.1 to the Form 8-K of Premier, Inc. filed on October 7, 2013—Commission File No. 001-36092.)

10.1	Amended and Restated Limited Partnership Agreement of Premier Healthcare Alliance, L.P. entered into as of September 25, 2013 and effective as of October 1, 2013. (Incorporated by reference to Exhibit 10.1 to the Form 8-K of Premier, Inc. filed on October 7, 2013—Commission File No. 001-36092.)

10.2	Exchange Agreement entered into as of September 25, 2013 and effective as of October 1, 2013 by and among Premier, Inc., Premier Purchasing Partners, L.P. and its limited partners. (Incorporated by reference to Exhibit 10.2 to the Form 8-K of Premier, Inc. filed on October 7, 2013—Commission File No. 001-36092.)

10.3	Registration Rights Agreement entered into as of September 25, 2013 and effective as of October 1, 2013 by and among Premier, Inc. and the Limited Partners of Premier Healthcare Alliance, L.P. (Incorporated by reference to Exhibit 10.4 to the Form 8-K of Premier, Inc. filed on October 7, 2013—Commission File No. 001-36092.)

23.1	Consent of Ernst & Young LLP*

23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith.
**	To be filed, if necessary, by a post-effective amendment to this Registration Statement or incorporated by reference pursuant to a Current Report on Form 8-K.